[MATRIX SERVICE LETTERHEAD]

FOR IMMEDIATE RELEASE

MATRIX SERVICE COMPANY CONFIRMS

CHENIERE ENERGY’S SELECTION OF LNG TANK PROVIDER

TULSA, OK – June 23, 2004 – Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, today confirmed the Cheniere Energy, Inc. (AMEX: LNG) announcement that Matrix Service, in collaboration with Mitsubishi Heavy Industries, Ltd., have been selected as the Liquefied Natural Gas (LNG) tank provider for Cheniere Energy’s Corpus Christi, Texas and Sabine Pass, Louisiana projects.

The work will entail engineering and construction of three 160,000 cubic meter single containment storage tanks at each site. Final negotiations with MHI/Matrix are expected to be complete in the next few weeks.

Construction of the LNG receiving terminals is expected to start during the first quarter of calendar 2005, subject to receipt of construction permits by the end of 2004. Cheniere filed applications with the Federal Energy Regulatory Commission on December 22, 2003, for permits to site, construct and operate LNG receiving terminals near Sabine Pass, Louisiana and Corpus Christi, Texas. Each facility is designed to have an initial natural gas processing capacity of 2.6 billion cubic feet per day (Bcf/d).

Brad Vetal, President and CEO of Matrix Service and Shigeharu Matsuura, Managing Director and Representative Director of Mitsubishi Heavy Industries, said, “Matrix Service and Mitsubishi Heavy Industries, Ltd., are very excited to be working with Cheniere Energy on the LNG receiving terminal projects in Sabine Pass, Louisiana and in Corpus Christi, Texas. We have been impressed with Cheniere’s professionalism and ability to expedite the development of three LNG terminal projects in the Gulf Coast. Our team is very confident and will dedicate the resources required to make the projects in Sabine Pass and Corpus Christi a success for Cheniere Energy.”

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Utah, South Carolina, Washington, and Delaware in the U.S. and Canada.

About Cheniere Energy, Inc.

Cheniere Energy, Inc. is a Houston-based developer of LNG receiving terminals and a Gulf of Mexico E&P company. Cheniere is developing Gulf Coast LNG receiving terminals in Sabine Pass, LA and Corpus Christi, TX. Cheniere is also a 30% limited partner in Freeport LNG Development, L.P., which is developing an LNG receiving terminal in Freeport, Texas. Cheniere conducts exploration for oil and gas in the Gulf of Mexico using a regional database of 7,000 square miles of PSTM 3D seismic data. Cheniere also owns 9% of Gryphon Exploration Company, along with Warburg, Pincus Equity Partners, L.P. which owns 91%. Additional information about Cheniere Energy, Inc. may be found on its Web site at www.cheniere.com, by contacting the company’s investor and media relations department toll-free at 888-948-2036 or by writing to: Info@Cheniere.com.

About Mitsubishi Heavy Industries, Ltd.

Mitsubishi Heavy Industries, Ltd. Headquartered in Tokyo, Japan, is one of the world’s leading global heavy machinery manufacturers, with consolidated sales of 2,373 billion yen in fiscal 2003 (year ended March 31, 2004). MHI’s diverse lineup of products and services encompasses shipbuilding, steel structures, power plants, chemical plants, steel plants, environmental equipment, industrial and general machinery, aircraft, space rocketry and air-conditioning systems. Addditional information on MHI may be found in its Web site at www.mhi.co.jp. Press inquiries for Mitsubishi Heavy Industries should be directed to: Daiya Public Relations, Mr. Hideo Ikuno: Tel: +813-6716-5277. Fax: +813-6716-5929 or by writing to: h.ikuno@daiya-pr.co.jp.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate”, “continues”, “expect”, “forecast”, “outlook”, “believe”, “estimate”, “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For More Information:	Investors:
Les Austin	Trúc N. Nguyen
Vice President Finance and CFO	VP, Investor Relations
Matrix Service Company	Stern & Co.
918/838-8822	212/888-0044
laustin@matrixservice.com	tnguyen@sternco.com

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